Exhibit 99.1

DATE: Jan. 29, 2015

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Completes Exit of International Interests

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that it has completed the disposition of its international interests upon the successful merger of Apco Oil and Gas International (NASDAQ:APAGF) with a subsidiary of privately held Pluspetrol Resources Corporation. WPX is receiving approximately $294 million.

In the merger, all of the outstanding equity interests of Apco, including the shares comprising WPX’s 69 percent controlling equity interest in Apco, were cancelled and converted into the right to receive $14.50 per share.

In connection with its acquisition of Apco, Pluspetrol also acquired WPX’s additional non-material Argentina-related assets.

Together, these non-operated, international holdings comprised 6 percent of WPX’s third-quarter 2014 production volumes from continuing operations and 3 percent of the company’s 2013 year-end proved reserves.

“We continue to execute, strengthen our financial position and implement our long-term strategy,” said WPX President and Chief Executive Officer Rick Muncrief. “WPX is solely focused now on domestic oil and natural gas operations.”

BofA Merrill Lynch acted as WPX’s exclusive financial advisor in connection with this transaction.

About WPX Energy, Inc.

WPX Energy develops and operates oil and gas producing properties in North Dakota, New Mexico and Colorado. The company has a long history of innovation and stakeholder engagement, recognized through more than 40 local, state, federal and industry awards.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.